Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in The Clorox Company Registration Statements No. 333-75455 on Form S-3, and Nos. 33-41131 (Post-Effective Amendments No. 1 and No. 2), 33-24582, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, and 333-90386 on Form S-8 of our report dated September 4, 2002 on the consolidated financial statements of The Clorox Company for the fiscal year ended June 30, 2002 appearing in and incorporated by reference in this Annual Report on Form 10-K of The Clorox Company for the fiscal year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Oakland, California

August 27, 2004